Exhibit 2(a)(2)

GROWTH CAPITAL MASTER PORTFOLIO, LLC

LIMITED LIABILITY COMPANY AGREEMENT

November 16, 2009

Page

ARTICLE I.	DEFINITIONS	1

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(continued)

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Section 1.30.	1940 ACT	4

Section 1.31.	ORGANIZATIONAL MEMBER	5

Section 1.32.	PERSON	5

Section 1.33.	PLACEMENT AGENT	5

Section 1.34.	REPURCHASE REQUEST DEADLINE	5

Section 1.35.	REPURCHASE VALUATION DATE	5

Section 1.36.	SECURITIES	5

Section 1.37.	TAXABLE YEAR	5

Section 1.38.	TRANSFER	5

ARTICLE II.	ORGANIZATION; ADMISSION OF MEMBERS	5

ARTICLE III.	MANAGEMENT	9

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(continued)

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ARTICLE IV.	TERMINATION OF STATUS OF MANAGER AND DIRECTORS, TRANSFERS AND REPURCHASES	17

ARTICLE V.	CAPITAL	23

ARTICLE VI.	DISSOLUTION AND LIQUIDATION	29

Section 6.1.	Dissolution	29

Section 6.2.	Liquidation of Assets	29

ARTICLE VII.	ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS	30

Section 7.1.	Accounting and Reports	30

Section 7.2.	Determinations by the Board of Directors	31

Section 7.3.	Valuation of Assets	31

ARTICLE VIII.	MISCELLANEOUS PROVISIONS	31

Section 8.1.	Amendment of Limited Liability Company Agreement	31

Section 8.2.	Special Power of Attorney	32

Section 8.3.	Notices	34

Section 8.4.	Agreement Binding Upon Successors and Assigns	34

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(continued)

-iv-

LIMITED LIABILITY COMPANY AGREEMENT

OF

GROWTH CAPITAL MASTER PORTFOLIO, LLC

A Delaware Limited Liability Company

November 16, 2009

THIS LIMITED LIABILITY COMPANY AGREEMENT of Growth Capital Master Portfolio, LLC (“ Master Portfolio”) is dated as of November 16, 2009 by and between GenSpring Family Offices, LLC as the manager (“Manager” or “Adviser”), and those persons hereinafter admitted as Members.

WHEREAS, the Master Portfolio has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to a Certificate of Formation (“Certificate”) dated and filed with the Secretary of State of Delaware on May 1, 2009;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

Article I.
Definitions

For purposes of this Agreement:

Section 1.1.                            ADMINISTRATIVE SERVICES.  Such administrative services as the Administrator shall provide to the Master Portfolio pursuant to a separate written agreement with the Master Portfolio.

Section 1.2.                           ADMINISTRATOR.  Citi Fund Services Ohio, Inc. or any person who may hereafter provide Administrative Services to the Master Portfolio pursuant to an administration agreement.  For purposes of this Agreement the term “Administrator” includes a “Sub-Administrator”.

Section 1.3.                            ADVISERS ACT.  The Investment Advisers Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Section 1.4.                            AFFILIATE.  Affiliated person as that term is defined in the 1940 Act.

Section 1.5.                            AGREEMENT.  This Limited Liability Company Agreement, as amended from time to time.

Section 1.6.                            BOARD.  The Board of Directors established pursuant to Section 2.6.

Section 1.7.                            CAPITAL ACCOUNT.  With respect to each Member, the capital account established and maintained on behalf of each Member pursuant to Section 5.3.

Section 1.8.                            CERTIFICATE.  The Certificate of Formation of the Master Portfolio and any amendments thereto as filed with the office of the Secretary of State of Delaware.

Section 1.9.                            CHAIRMAN.  The Director selected to preside over meetings of the Board.

Section 1.10.                          CLOSING DATE.  The first date on or as of which a Member other than the Organizational Member is admitted to the Master Portfolio.

Section 1.11.                          CODE.  The U.S. Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

Section 1.12.                          DELAWARE ACT.  The Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

Section 1.13.                          DIRECTOR. An individual designated as a Director of the Master Portfolio who is delegated authority provided for in Section 2.6 of this Agreement.  For purposes of this Agreement the term “Director” shall have the same meaning as the term “Manager” as such term is defined under the Delaware Act (but is not the same as the term “Manager” as used in this Agreement).

Section 1.14.                          FISCAL PERIOD.  The period commencing on the Closing Date of the Master Portfolio, and thereafter each period commencing on the day following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(a)	the last day of a Fiscal Year;

(b)           the last day of a Taxable Year;

(c)           the day preceding the date on which a contribution to the capital of the Master Portfolio is made;

(d)           the day on which a substitute member is admitted;

(e)           the day on which the Master Portfolio repurchases any Interest, or portion of an Interest, of a Member; or

(f)            any day on which any amount is credited to, or debited against, the Capital Account of a Member, other than an amount to be credited to, or debited against, the Capital Account of all Members in accordance with their respective Investment Percentages; or

(g)           the last day of a fiscal period of any Master Portfolio.

Section 1.15.                         FISCAL YEAR.  The period commencing on the Closing Date and ending on March 31, 2010, and thereafter each period commencing on April 1 of each year and ending on March 31 of the following year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board elects another fiscal year for the Master Portfolio.

Section 1.16.                          FORM N-2.  The Master Portfolio’s Registration Statement on Form N-2 as filed with the U.S. Securities and Exchange Commission, as amended from time to time.

Section 1.17.                          INDEPENDENT DIRECTORS.  Those Directors who are not “interested persons” of the Master Portfolio as such term is defined in the 1940 Act.

Section 1.18.                          INITIAL DIRECTOR. Ginny R. Neal, the person who directed the formation of the Master Portfolio and served as the sole initial Director.

Section 1.19.                          INTEREST.  The ownership interest in the Master Portfolio at any particular time of a Member, or other person to whom an Interest of a Member or portion thereof has been transferred pursuant to Section 4.5 hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

Section 1.20.                          INVESTMENT ADVISORY AGREEMENT.  Written agreement entered into by the Manager, the Master Portfolio and the Master Portfolio, pursuant to which the Adviser provides investment advisory services to the Master Portfolio and the Master Portfolio.

Section 1.21.                          INVESTMENT MANAGERS.  Third party investment managers (including affiliates of the Manager) that manage and direct the investment activities of Investment Vehicles or are retained to manage and invest a designated portion of the assets of the Master Portfolio.

Section 1.22.                          INVESTMENT PERCENTAGE.  A percentage established for each Member on the Master Portfolio’s books as of the first day of each Fiscal Period.  The Investment Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member’s Capital Account as of the commencement of such period by the sum of the Capital Accounts of all of the Members as of the commencement of such period. The sum of the Investment Percentages of all Members for each Fiscal Period shall equal 100%.

Section 1.23.                          INVESTMENT VEHICLES.  Unregistered general or limited partnerships or pooled investment vehicles, segregated accounts and/or registered investment companies in which the Master Portfolio invests its assets that are advised by an Investment Manager.

Section 1.24.                          MANAGER.  GenSpring Family Offices, LLC, a Florida limited liability company, or any person who may hereinafter serve as the Manager to the Master Portfolio pursuant to the Investment Advisory Agreement.

Section 1.25.                          MASTER PORTFOLIO.  The limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Section 1.26.                          MEMBER.  Any person who shall have been admitted to the Master Portfolio as a member until the Master Portfolio repurchases the entire Interest of such person as a member pursuant to Section 4.6 hereof or a substituted member or members are admitted with respect to any such person’s entire Interest as a member pursuant to Section 4.5 hereof.

Section 1.27.                          MEMORANDUM.  The Master Portfolio’s private placement memorandum, as included in the Form N-2, as amended or supplemented from time to time.

Section 1.28.                          NET ASSETS.  The total value of all assets of the Master Portfolio, less an amount equal to all accrued debts, liabilities and obligations of the Master Portfolio, calculated before giving effect to any repurchases of Interests.

Section 1.29.                          NET PROFITS OR NET LOSSES.  The amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Master Portfolio, at the close of business on the Closing Date), such amount to be adjusted to exclude:

(a)           the amount of any insurance premiums or proceeds to be allocated among the Capital Accounts of the Members pursuant to Section 5.5 hereof;

(b)           any items to be allocated among the Capital Accounts of the Members on a basis that is not in accordance with the respective Investment Percentages of all Members as of the commencement of such Fiscal Period pursuant to Section 5.6 and Section 5.7 hereof; and

(c)           Monthly reimbursement of organizational expenses allocated among the Capital Accounts of the Members pursuant to Sections 3.8 and 5.8 hereof.

Section 1.30.                          1940 ACT.  The Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Section 1.31.                          ORGANIZATIONAL MEMBER. The Manager or any Affiliate of the Manager.

Section 1.32.                          PERSON.  Any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization, or unincorporated organization.

Section 1.33.                          PLACEMENT AGENT.  Any person who may serve as the distributor or placement agent with respect to Interests pursuant to a distribution agreement or placement agency agreement with the Master Portfolio.

Section 1.34.                          REPURCHASE REQUEST DEADLINE. The date, as specified in any tender offer made by the Master Portfolio, by which Members choosing to tender Interests for repurchase must notify the Master Portfolio of their intent.

Section 1.35.                          REPURCHASE VALUATION DATE.  The date as of which the Interests to be repurchased are valued by the Master Portfolio.

Section 1.36.                         SECURITIES.  Securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon, as well as investments in registered investment companies and private investment funds.  Securities shall include Investment Vehicles.

Section 1.37.                          TAXABLE YEAR.  The period from January 1 to December 31 of each year.

Section 1.38.                         TRANSFER.  The assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest. Verbs, adverbs or adjectives such as “Transfer,” “Transferred” and “Transferring” have correlative meanings.

Article II.
ORGANIZATION; ADMISSION OF MEMBERS

Section 2.1.	Formation of Limited Liability Company.

The Master Portfolio has been formed as a limited liability company at the direction of the Initial Director who authorized the filing of the Certificate, which actions are hereby ratified by the execution of this Agreement. The Board shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates that, in the opinion of the Master Portfolio’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Master Portfolio shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Master Portfolio. Each Interest constitutes a Security as such term is defined in Article 8 of the Delaware Uniform Commercial Code.

Section 2.2.	Name.

The name of the Master Portfolio shall be Growth Capital Master Portfolio, LLC or such other name as the Board may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Member.

Section 2.3.	Principal and Registered Office.

(a)	The Master Portfolio shall have its principal office at 3801 PGA Boulevard, Suite 555, Palm Beach Gardens, FL 33410, or at such other place designated from time to time by the Board.

(b)
The Master Portfolio shall have its registered office in Delaware at Corporation Trust Center, 1209 Orange St., Wilmington, DE  19801 and shall have Corporation Trust Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board.

Section 2.4.	Duration.

The term of the Master Portfolio commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Master Portfolio is dissolved pursuant to Section 6.1 hereof.

Section 2.5.	Purpose

The Master Portfolio is organized for the purposes of achieving such objectives as established by the Manager.  The Master Portfolio will seek to achieve its objectives through investing and reinvesting the assets of the Master Portfolio, and may engage in all activities and transactions as the Manager may deem necessary or advisable in connection therewith, including, without limitation:

a)
purchase, sell, invest, and trade in Securities, both directly and through the purchase of limited partnership and other interests in the Investment Vehicles and to engage in any financial or derivative transactions relating thereto;

b)	engaging in such other lawful investment transactions as the Manager may from time to time determine;

c)
possessing, transferring, mortgaging, pledging or otherwise dealing in, and exercising all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Master Portfolio;

d)
taking long or short positions with respect to any Securities and making purchases or sales increasing, decreasing or liquidating such position without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

e)	purchasing investments and holding them for investment;

f)
maintaining for the conduct of the Master Portfolio’s affairs one or more offices and in connection therewith, renting or acquiring office space, and doing such other acts as the Manager may deem necessary or advisable in connection with the maintenance and administration of the Portfolio including, but not limited to, entering into an agreement, on behalf of the Portfolio, with an administrator to perform various administrative services for the Portfolio;

g)
lending any of the Securities, funds or other properties of the Master Portfolio and, from time to time without limit as to amount, borrowing, leveraging or raising funds and securing the payment of obligations of the Portfolio by mortgage upon, or pledge or hypothecation of, all or any part of the Investments or other property of the Master Portfolio;

h)	engaging personnel, whether part-time or full-time, and attorneys, independent accountants, service providers or such other persons as the Manager may deem necessary or advisable;

i)	entering into custodial and brokerage arrangements regarding Securities owned beneficially by the Master Portfolio with banks and brokers wherever located;

j)	delegating any of the foregoing activities to such other person or entity in the Manager’s discretion, including but not limited to any Affiliate of the Manager; and

k)	doing such other acts as the Manager may deem necessary or advisable in connection with the maintenance and administration of the Master Portfolio.

Section 2.6.	Board of Directors.

(a)
Prior to the Closing Date, the Initial Director may designate such persons who shall agree to be bound by all of the terms of this Agreement to serve as Directors on the Board, subject to the election of such persons prior to the Closing Date by the Organizational Member.  The Board may, subject to the 1940 Act and the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of, and vacancies in, the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors to the Board by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director.  The names and mailing addresses of the Directors shall be set forth in the books and records of the Master Portfolio. The number of Directors shall be fixed from time to time by the Board.

(b)
Each Director shall serve on the Board for the duration of the term of the Master Portfolio, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof.  In the event of any vacancy in the position of Director, the remaining Directors serving on the Board may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Directors then serving would have been elected by the Members.  The Board may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving on the Board.

(c)
In the event that no Director remains to continue the business of the Master Portfolio, the Manager shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Master Portfolio and, if the business shall be continued, of electing the required number of Directors to the Board.  If the Members shall determine at such meeting not to continue the business of the Master Portfolio or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Master Portfolio shall be dissolved pursuant to Section 6.1 hereof and the assets of the Master Portfolio shall be liquidated and distributed pursuant to Section 6.2 hereof.

Section 2.7.	Members.

The Portfolio may offer Interests for purchase (including through exchange) in such manner and at such times as may be determined by the Board.  Members may be admitted to the Master Portfolio subject to the condition that each such Member shall execute and deliver the Master Portfolio’s investor application or certification pursuant to which such Member agrees to be bound by all the terms and provisions hereof, or without such execution and delivery, if such Member orally, in writing, or by other action, including, but not limited to, payment for an Interest, complies with the conditions for becoming a Member and pursuant to which such Member agrees to be bound by all the terms and provisions hereof.  The Board may in its sole discretion reject any subscription for Interests.  The Board may, in its sole discretion, suspend subscriptions for Interests at any time.  The admission of any Person as a Member shall be effective upon the revision of the books and records of the Master Portfolio to reflect the name and the contribution to the capital of the Master Portfolio of such additional Member.

Section 2.8.	Distribution Fees.

(a)           A Member may be charged a placement fee when a Placement Agent is used to place such Member’s Interest.

(b)           The distribution fee will be deducted from a prospective Member’s subscription amount; it will not constitute a capital contribution made by the Member to the Portfolio nor part of the assets of the Portfolio and may be adjusted or waived as described in the Memorandum.

Section 2.9.	Limited Liability.

Except as provided under applicable law, including capital contribution obligations, a Member shall not be liable for the Master Portfolio’s debts, obligations and liabilities in any amount in excess of such Member’s contributions to the capital of the Master Portfolio (plus such Member’s share of undistributed profits and assets).  Except as provided under applicable law, a Director shall not be liable for the Master Portfolio’s debts, obligations and liabilities.

Article III.
MANAGEMENT

Section 3.1.	Management and Control.

(a)
Management and control of the business of the Master Portfolio shall be vested in the Board, which shall have the right, power and authority, on behalf of the Master Portfolio and in its name, to exercise all rights, powers and authority of “manager” as defined under the Delaware Act (but is not the same as the term “Manager” as defined in this Agreement) and to do all things necessary and proper to carry out the objective and business of the Master Portfolio and their duties hereunder.  No Director shall have the authority individually to act on behalf of or to bind the Master Portfolio except within the scope of such Director’s authority as delegated by the Board.  The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Master Portfolio as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Master Portfolio as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” (as such term is defined in the 1940 Act) of such company.  During any period in which the Master Portfolio shall have no Directors, the Manager shall continue to provide management services to the Master Portfolio.  The Manager will oversee the day-to-day management of the Master Portfolio and, subject to the approval of the Board, has the authority to: approve the acceptance of initial and subsequent subscriptions on behalf of the Master Portfolio; determine whether future subscriptions should be accepted; make determinations on the transfer of Interests; and manage and oversee the general administrative and operational aspects of the Master Portfolio.

(b)
Members shall have no right to participate in and shall take no part in the management or control of the Master Portfolio’s business and shall have no right, power or authority to act for or bind the Master Portfolio.  Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(c)	The Board may delegate to a committee or to any other Person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

(d)
The Master Portfolio will file a tax return as a partnership for U.S. federal income tax purposes. Except as otherwise specifically provided herein, all decisions for the Master Portfolio relating to tax matters including, without limitation, whether to make any tax elections, the positions to be made on the Master Portfolio’s tax returns and the settlement or further contest or litigation of any audit matters raised by the Internal Revenue Service or other taxing authority, will be made by the Board.  All actions (other than ministerial actions) taken by the Manager, as designated in this Section 3.1 and Section 3.2 below, will be subject to the approval of the Board.  Each Member agrees not to treat, on its own income tax return or any claim for a tax refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Master Portfolio.

Section 3.2.	Actions by the Board of Directors.

(a)
Unless provided otherwise in this Agreement or required by law, any action by the Board shall be deemed effective if approved or taken by a majority of the Directors present at a meeting of Directors at which a quorum of Directors is present, within or without the State of Delaware.  Unless the 1940 Act requires that a particular action be taken only at a meeting at which the Directors are present in person, any action to be taken by the Directors at a meeting may be taken without such meeting by the written consent of a majority of the Directors then in office.

(b)
The Board may designate from time to time a Chairman who shall preside at all meetings. Meetings of the Board may be called by the Chairman or by any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Subject to any applicable requirements of the 1940 Act, any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all of the Directors participating in the meeting can hear one another and all such Directors shall be deemed to be present in person at the meeting.

(c)
At least one third (1/3) of the authorized number of Directors shall constitute a quorum for the transaction of business, except to adjourn a meeting. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors if any action taken is approved by at least a majority of the required quorum for that meeting.

(d)	A majority of the Directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

(e)
The Board may establish by resolution, written consent or otherwise, one or more committees of the Board.  The Board may designate from time to time agents and employees of the Master Portfolio who shall have the same powers and duties on behalf of the Master Portfolio (including the power to bind the Master Portfolio) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Master Portfolio.

Section 3.3.	Meetings of Members.

(a)
Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board shall determine.  The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law.  Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting.  The presence in person or by proxy of Members holding at least  a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)
Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Investment Percentage as of the record date for such meeting.  The Board shall establish a record date not less than 10 nor more than 90 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c)
A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Master Portfolio before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Master Portfolio at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding at least a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

Section 3.4.	Custody of Assets of the Master Portfolio.

The physical possession of all funds, Securities or other properties of the Master Portfolio shall at all times be held, controlled and administered by one or more custodians retained by the Master Portfolio in accordance with the requirements of the 1940 Act.  The Manager will have no responsibility, other than that associated with the oversight and supervision of custodians retained by the Master Portfolio, with respect to the collection of income or the physical acquisition or safekeeping of the funds, Securities or other assets of the Master Portfolio, all duties of collection, physical acquisition or safekeeping being the sole obligation of such custodians.

Section 3.5.	Other Activities of Members, the Manager and Directors.

(a)
Neither the Manager nor any Director shall be required to devote its full time to the affairs of the Master Portfolio, but shall devote such time as may reasonably be required to perform its obligations under this Agreement.

(b)
Any Member, Manager or Director, and any Affiliate of any Member, Manager or Director, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No Member, Manager or Director shall have any rights in or to such activities of any other Member, Manager or Director, or any profits derived therefrom.

Section 3.6.	Duty of Care.

(a)
The Manager and each Director shall not be liable to the Master Portfolio or to any of its Members for any loss or damage occasioned by any act or omission in the performance of their services under this Agreement, unless it shall be determined by final judicial decision of a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Manager or Director constituting willful misfeasance, bad faith, or gross negligence of the duties involved in the conduct of such Manager’s or Director’s office.

(b)
Members not in breach of any obligation hereunder or under any other agreement related to their Interest in the Master Portfolio shall be liable to the Master Portfolio, any Member or third parties only as provided under the Delaware Act.

Section 3.7.	Indemnification.

(a)
To the fullest extent permitted by law, the Master Portfolio shall, subject to Section 3.7(b) hereof, indemnify the Manager (including for this purpose each officer, director, member, partner, principal, employee or agent of, or any Person who controls, is controlled by or is under common control with, the Manager and the Manager’s respective executors, heirs, assigns, successors or other legal representatives), its officers and each Director (and his respective executors, heirs, assigns, successors or other legal representatives) (each such Person an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, except to the extent that such loss, claim, damage, liability, cost or expense shall have been finally determined in a judicial decision on the merits from which no further right to appeal may be taken in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of a Director for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)
Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Master Portfolio in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Master Portfolio amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under this Section 3.7; provided, that (i) such indemnitee shall provide security for such undertaking, (ii) the Master Portfolio shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill such undertaking, or (iii) a majority of the Directors (excluding any Director who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)
As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Master Portfolio or its Members by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if:

(i)
approved as in the best interests of the Master Portfolio by a majority of the Directors (excluding any Director who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Master Portfolio and that such indemnitee is not liable to the Master Portfolio or its Members by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of such indemnitee’s office, or

(ii)
the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Master Portfolio or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of such indemnitee’s office.

(d)
Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Master Portfolio or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.  In (i) any suit brought by an indemnitee (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and (ii) in any suit in the name of the Master Portfolio to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Master Portfolio shall be entitled to recover such expenses upon a final adjudication that, the indemnitee under this Section 3.7 has not met the applicable standard of conduct set forth in this Section 3.7.  In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Master Portfolio (or any Member acting derivatively or otherwise on behalf of the Master Portfolio or its Members).

(e)
An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which such indemnitee may otherwise be entitled except out of the assets of the Master Portfolio, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)
The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law.  Nothing contained in this Section 3.7 shall affect the power of the Master Portfolio to purchase and maintain liability insurance on behalf of the Manager, any Director, the Adviser or other person.

Section 3.8.	Fees, Expenses and Reimbursement.

(a)
So long as the Administrator provides Administrative Services to the Master Portfolio, it shall be entitled to receive reasonable and customary fees for such services as well as out-of-pocket expenses as may be agreed to by the Administrator and the Master Portfolio pursuant to a separate written agreement.

(b)
As consideration for providing advisory services to the Master Portfolio, and for so long as the Manager provides such advisory services to the Master Portfolio, the Manager shall be entitled to receive such compensation as may be agreed to by the Manager and the Portfolio pursuant to the Investment Advisory Agreement as approved by the Board.

(c)
The Board may cause the Master Portfolio to compensate each Director for his or her services rendered in connection with the Master Portfolio.  In addition, the Directors shall be reimbursed by the Master Portfolio for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(d)
The Master Portfolio shall bear all expenses related to its investment program.  Expenses to be borne by the Master Portfolio (both directly and indirectly) include, but are not limited to, fees paid and expenses reimbursed to Investment Vehicles or Investment Managers (including management fees, performance fees and redemption or withdrawal fees, however titled or structured); all costs and expenses directly related to portfolio transactions and positions for the Master Portfolio’s account such as direct and indirect expenses associated with the Master Portfolio’s investments, including its investments in Investment Vehicles (whether or not consummated), and enforcing the Master Portfolio’s rights in respect of such investments; transfer taxes and premiums; taxes withheld on non-U.S. dividends; fees for data and software providers; research expenses; professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); service provider fees (including the Administrator and any compliance personnel), if applicable in connection with temporary or cash management investments, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees; any interest expense; costs of forming the Master Portfolio and maintaining the existence of each; attorneys’ fees and disbursements associated with preparing and updating the offering materials and with qualifying prospective investors; fees and disbursements associated with the registration of the Master Portfolio with the Securities and Exchange Commission and preparation of routine and non-routine regulatory filings; registration fees and related expenses under state or foreign securities or other laws; fees and disbursements of any accountants engaged by the Master Portfolio, and expenses related to the annual audit of the Master Portfolio; record-keeping, custody and escrow fees and expenses; the costs of errors and omissions / directors’ and officers’ liability insurance and a fidelity bond; the Management Fee, if any; expenses of meetings of Members and the costs of preparing and mailing reports and other communications, including proxy, tender offer correspondence or similar materials, to Members; fees and travel expenses of Directors relating to meetings of the Board and committees thereof; all costs and charges for equipment or services used in communicating information regarding the Master Portfolio’s transactions; and any extraordinary expenses, including indemnification expenses as provided for in this Agreement.  The Directors shall have a lien on the assets belonging to the Master Portfolio prior to any rights or interests of the Shareholders thereto, for the reimbursement to them of such expenses, disbursements, losses and liabilities.

(e)
Subject to procuring any required regulatory approvals, from time to time the Master Portfolio may, alone or in conjunction with other accounts for which the Manager, or any of its affiliates, acts as general partner or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

(f)	Expenses incurred in connection with the ongoing offering of Interests of the Master Portfolio will be borne by the Master Portfolio.

(g)	Pursuant to the terms of the Investment Advisory Agreement, the Manager may be entitled to receive a management fee for its services.

Article IV.
TERMINATION OF STATUS OF MANAGER AND DIRECTORS, TRANSFERS AND
REPURCHASES

Section 4.1.	Termination of Status of the Manager.

The status of the Manager shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Portfolio does not enter into a new Investment Advisory Agreement with the Manager, effective as of the date of such termination.

Section 4.2.	Termination of Status of a Director.

The status of a Director shall terminate if the Director, pursuant to Delaware law, is removed, resigns or is subject to various disabling events such as death, incapacity or bankruptcy.  A Director may resign, subject to giving 90 days’ prior written notice to the other Directors if such resignation is likely to affect adversely the tax status of the Master Portfolio.

Section 4.3.	Removal of the Directors.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

Section 4.4.	Removal of the Manager.

The Manager may be removed as Manager under this Agreement by the vote or written consent of Members holding a majority of the total number of votes eligible to be cast by all Members.

Section 4.5.	Transfer of Interests of Members.

(a)
An Interest of a Member may be transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency, dissolution or incompetency of such Member or (ii) under certain limited circumstances with the written consent of the Manager, pursuant to authority delegated by Board to the Manager for such purpose (which consent may be withheld in the Manager’s sole discretion).

(b)	The Manager may not consent to a Transfer unless:

(i)
(x) the Manager consults with legal counsel to the Master Portfolio and counsel confirms that the Transfer will not cause the Master Portfolio to be treated as a “publicly traded partnership” taxable as a corporation or be subject to any other adverse tax or regulatory treatment and (y) the following conditions are met: (i) the proposed Transfer is to be effective as of the first day of any month in which subscriptions for Interests in the Portfolio are otherwise permitted; and (ii) the Transfer is (A) one in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the Transferring Member (e.g., certain Transfers to affiliates, gifts and /or  contributions to family members, family trusts, other interfamily transactions or gifts and/or contributions to qualifying organization or entities), (B) to members of the Transferring Member’s immediate family (siblings, spouse, parents and children), or (C) a distribution from a qualified retirement plan or an individual retirement account; and

(ii)
x) the person to whom the Interest is Transferred (or each of the person’s beneficial owners if such a person is a “private investment company” as defined in paragraph (d)(3) of Rule 205-3 under the Advisers Act) is a person whom the Manager believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or any successor rule thereto; (ii) the person to whom the Interest is Transferred is a person whom the Manager believes is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933 or any successor rule thereto and (y) the entire Interest of the Member is Transferred to a single transferee or, in the case of multiple transferees, after the Transfer of a portion of an Interest, the balance of the Capital Account of each transferee and the remaining balance of the Capital Account of the transferor (if any) is each not less than $50,000 or such lesser amount as the Manager may determine in its sole discretion.

(c)
Any transferee that acquires an Interest by operation of law as the result of the bankruptcy, insolvency or dissolution of a Member, shall be entitled to the allocations and distributions allocable to the Interest so acquired and to Transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member.  Once a Member obtains the approval of the Manager and satisfies the other requirements to transfer its Interests, the Manager shall promptly take all necessary actions so that the transferee to whom such Interest is transferred is admitted to the Master Portfolio as a Member.

(d)
In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Manager, which may be withheld in its sole discretion.  Any pledge, transfer, or assignment not made in accordance with this Section 4.5 shall be void.

(e)
The admission of any transferee as a substituted Member will be effective upon the execution and delivery by, or on behalf of, the substituted Member of this Agreement or an instrument that constitutes the execution and delivery of this Agreement.  Each Member and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Master Portfolio in connection with any Transfer.  If a Member Transfers its entire Interest as a Member, it will not cease to be a Member unless and until the transferee is admitted to the Master Portfolio as a substituted Member in accordance with this Section 4.5.

(f)
Each Member shall indemnify and hold harmless the Master Portfolio, the Directors, the Manager, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of, or arising from, (i) any Transfer made by such Member in violation of this Section 4.5 and (ii) any misrepresentation by such Member in connection with any such Transfer.

Section 4.6.	Repurchase of Interests.

(a)
Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Master Portfolio for repurchase that Interest or portion thereof.  The Board from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause the Master Portfolio to repurchase Interests or portions thereof pursuant to written tenders.  However, the Master Portfolio shall not offer to repurchase Interests on more than four occasions during any Taxable Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Master Portfolio or Members.  In determining whether to cause the Master Portfolio to repurchase Interests pursuant to written tenders, the Board shall consider the recommendation of the Manager, and shall also consider the following factors, among others:

(i)	whether any Members have requested to tender Interests or portions thereof to the Master Portfolio;

(ii)	the liquidity of the Master Portfolio’s assets (including fees and costs associated with withdrawing from Investment Vehicles);

(iii)	the investment plans and working capital and reserve requirements of the Master Portfolio;

(iv)	the relative economies of scale with respect to the size of the Master Portfolio;

(v)	the history of the Master Portfolio in repurchasing Interests;

(vi)	the condition of the securities market and the economy generally, as well as political, national or international developments; and

(vii)	the anticipated tax consequences of any proposed repurchases of Interests.

The Board shall cause the Master Portfolio to repurchase Interests or portions thereof pursuant to written tenders only on terms fair to the Master Portfolio and to all Members (including persons holding Interests acquired from Members), as applicable.

(b)
A Member tendering for repurchase only a portion of the Member’s Interest will be required to maintain a Capital Account balance of at least $50,000 after giving effect to the repurchase.  If a Member tenders an amount that would cause the Member’s Capital Account balance to fall below the required minimum, the Manager reserves the right to reduce the amount to be repurchased from the Member so that the required minimum balance is maintained or to repurchase the Member’s entire Interest in the Master Portfolio.

(c)
Repurchases pursuant to Master Portfolio tender offers shall be effective after receipt and acceptance by the Master Portfolio of all eligible written tenders of Interests from Members and, unless otherwise determined by the Board from time to time, including as a result of changes in applicable law or the interpretation thereof, shall be subject to the following repurchase procedures:

(i)            Members choosing to tender an Interest for repurchase must do so by the applicable Repurchase Request Deadline.  The Repurchase Request Deadline will be a date set by the Board occurring no sooner than 20 business days after the commencement date of the repurchase offer and such Repurchase Request  Deadline may be extended by the Board in its sole and absolute discretion. The Master Portfolio will not  accept  any repurchase request received by it or its designated agent after the Repurchase Request Deadline.

(ii)           Promptly after the Repurchase Request Deadline, the Master Portfolio will give to each Member whose Interest has been accepted for repurchase a promissory note (“Promissory Note”) entitling the Member to be paid an amount equal to the value, determined as of the Repurchase Valuation Date, of the repurchased Interest.

(iii)          The amount due to any Member whose Interests interest or portion thereof is repurchased will be equal to the value of such Member’s Capital Account or portion thereof, as applicable, as of the Repurchase Valuation Date, after giving effect to all allocations to be made to such Member’s Capital Account as of such date.  Generally, the Repurchase Valuation Date will be the last business day of the quarter in which the Repurchase Request Deadline occurs, which will be approximately seventy (70) days after the Repurchase Request Deadline.

(iv)          Member tendering their Interest should note that they will remain Members in the Master Portfolio, with respect to the Interest tendered and accepted for purchase by the Master Portfolio, through the Repurchase Valuation Date of the offer to repurchase Interests.

(v)           The Promissory Note, which will be non-interest bearing, is expected to contain terms providing for payment at two separate times.

(vi)           The initial payment in respect of the Promissory Note (“Initial Payment”) will be in an amount equal to at least 90% of the estimated value of the repurchased Interest, determined as of the Repurchase Valuation Date. The Initial Payment will be made as of the later of (i) a period of within thirty (30) days after the Valuation Date, or (ii) if the Master Portfolio has requested withdrawal of its capital from any Investment Vehicles in order to fund the repurchase of Interests, within ten (10) business days after the Master Portfolio has received at least 90% of the aggregate amount withdrawn from such Investment Vehicles.  Such payments shall be reduced by any applicable withholding under Section 5.11.

(vii)         The second and final payment in respect of the Promissory Note (“Post-Audit Payment”) will be in an amount equal to the excess, if any, of (i) the value of the tender amount accepted, determined as of the Repurchase Valuation Date and based upon the results of either (a) the semi-annual unaudited financial statements of the Master Portfolio for the period in which the Repurchase Valuation Date occurs or (b) the annual audit of the Master Portfolio’s financial statements for the period in which the Repurchase Valuation Date occurs, over (ii) the Initial Payment. It is anticipated that this process will be completed within sixty (60) days after the end of each semi-annual period and that the Post-Audit Payment will be made promptly thereafter. A Member will continue to receive an allocation of profits and losses until the Member is paid in the entirety.

(d)
The Board may (i) cause the Master Portfolio to repurchase Interests (or a portion thereof) of a Member or any Person acquiring Interests from or through a Member, such repurchase being offered without consent or other action by the Member or other person; or (ii) cause a Member to sell all or a portion of its Interests to another Member or person, such sale to take place without the consent of or other action by the Member, in each case at the most recently calculated net asset value of such Member’s capital account, and for any reason deemed advisable by the Board, including but not limited to situations in which:

(i)            such Interests have been transferred in violation of Section 4.5 hereof, or the Interests (or a portion of the Interests) have vested in any person other than by operation of law as the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the Member;

(ii)           ownership of Interests (or a portion of the Interests) by a Member or other person is likely to cause the Master Portfolio to be in violation of, or require registration of any Interest under, or subject the Master Portfolio to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction, or  may subject the Master Portfolio or any Member to an undue risk of adverse tax or other fiscal or regulatory consequences;

(iii)          continued ownership of Interests by a Member may be harmful or injurious to the business or reputation of the Master Portfolio, the Board, the Manager or any of its affiliates, or may prevent the Adviser from receiving any fees in respect of the Master Portfolio or such Member;

(iv)          any of the representations and warranties made by a Member or other person in connection with the acquisition of an Interest was not true when made or has ceased to be true;

(v)           the value of a Member’s Interests is less than an amount that the Board determines to be a minimum investment in the Master Portfolio, or more than an amount that the Board determines to be a maximum investment in the Master Portfolio;

(vi)          the family office client agreement between the Manager and the Member has terminated and the Member is no longer a family office client of the Manager;

(vii)         a Member ceases to be (i) a client of the Manager or its affiliates, or (ii) a principal, director, officer, employee of the Manager or its affiliates; or

(viii)        it would be in the best interest of the Master Portfolio, as determined by the Board in its sole discretion, for the Master Portfolio to repurchase such Interests or portion thereof or to have such Interests transferred.

(e)
Notwithstanding anything in the foregoing to the contrary, the Board, in its discretion, may pay all or any portion of the repurchase price in marketable Securities (or any combination of marketable Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased.  All repurchases of Interests shall be subject to any and all conditions as the Board may impose in its sole discretion.

(f)	The Board may, in its sole discretion, elect to impose charges on Members who submit their Interest for repurchase.

Article V.
CAPITAL

Section 5.1.	Contributions to Capital.

(a)
The minimum initial contribution of each Member to the capital of the Master Portfolio shall be $100,000, subject to the discretion of the Manager to accept initial investments in lesser amounts.  The amount of the initial contribution of each Member shall be recorded on the books and records of the Master Portfolio upon acceptance as a contribution to the capital of the Master Portfolio.

(b)
The Members may make additional contributions to the capital of the Master Portfolio of at least $50,000 (subject to the discretion of the Manager to accept additional contributions in lesser amounts), effective as of such times as the Manager, in its discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Master Portfolio except to the extent provided in Section 5.7 hereof.

(c)
Except as otherwise permitted by the Board, (i) initial and any additional contributions to the capital of the Master Portfolio by any Member shall be payable in cash, and (ii) initial and any additional contributions in cash shall be payable in readily available funds.

Section 5.2.	Rights of Members to Capital.

No Member shall be entitled to interest on any contribution to the capital of the Master Portfolio, nor shall any Member be entitled to the return of any capital of the Master Portfolio except (i) upon the repurchase by the Master Portfolio of a part or all of such Member’s Interest pursuant to Section 4.6 hereof or (ii) upon the liquidation of the Master Portfolio’s assets pursuant to Section 6.2 hereof.  Except as specified in the Delaware Act, or with respect to distributions or similar disbursements made in error, no Member shall be liable for the return of any such amounts.  No Member shall have the right to require partition of the Master Portfolio’s property or to compel any sale or appraisal of the Master Portfolio’s assets.

Section 5.3.	Capital Accounts.

(a)	The Master Portfolio shall maintain a separate Capital Account for each Member.

(b)	Each Member’s Capital Account shall have an initial balance equal to the amount of cash constituting such Member’s initial contribution to the capital of the Master Portfolio.

(c)
Each Member’s Capital Account shall be increased by the sum of (i) the amount of cash constituting additional contributions by such Member to the capital of the Master Portfolio permitted pursuant to Section 5.1 hereof, plus (ii) all amounts credited to such Member’s Capital Account pursuant to Section 5.4 through Section 5.7 hereof.

(d)
Each Member’s Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to Section 4.6, Section 5.9, Section 5.10 or Section 6.2 hereof that are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take subject to under Section 752 of the Code), plus (ii) any amounts debited against the Member’s Capital Account pursuant to Section 5.4 through Section 5.7 hereof.

(e)
In the event all or a portion of the Interest of a Member is Transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent of the Transferred Interest or portion of an Interest.

(f)	No Member will be required to pay the Master Portfolio or any other Member any deficit in such Member’s Capital Account upon dissolution of the Master Portfolio or otherwise.

Section 5.4.	Allocation of Net Profits and Net Losses.

As of the last day of each Fiscal Period, any Net Profits or Net Losses for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages for such Fiscal Period.

Section 5.5.	Allocation of Insurance Premiums and Proceeds.

(a)
Any premiums payable by the Master Portfolio for insurance purchased pursuant to Section 3.8(c) and (d) hereof shall be apportioned evenly over each Fiscal Period or portion thereof falling within the period to which such premiums relate under the terms of such insurance, and the portion of the premiums so apportioned to any Fiscal Period shall be allocated among and debited against the Capital Accounts of each Member who is a member of the Master Portfolio during such Fiscal Period in accordance with such Member’s Investment Percentage for such Fiscal Period.

(b)
Proceeds, if any, to which the Master Portfolio may become entitled pursuant to such insurance shall be allocated among and credited to the Capital Accounts of each Member who is a member of the Master Portfolio during the Fiscal Period in which the event that gives rise to recovery of proceeds occurs in accordance with such Member’s Investment Percentage for such Fiscal Period.

Section 5.6.	Allocation of Certain Expenditures.

Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Master Portfolio, to the extent determined by the Board to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments.  Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Master Portfolio.

Section 5.7.	Reserves.

(a)
Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Manager or the Board.  Such reserves will be in the amounts that the Board, in its sole discretion, deems necessary or appropriate.  The Board may increase or reduce any such reserves from time to time by such amounts as the Board, in its sole discretion, deems necessary or appropriate.  The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, except that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, then the amount of the reserve, increase or decrease may instead be charged or credited to those parties who were Members at the time, as determined by the Board in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts at that time.

(b)
If at any time an amount is paid or received by the Master Portfolio (other than contributions to the capital of the Master Portfolio, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Master Portfolio’s accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Fiscal Period or Periods.

Section 5.8.	Allocation of Organizational Expenses.

The Manager will allocate among the Members a monthly expense to reimburse the Manager for the Master Portfolio’s organizational expenses and initial offering costs.

Section 5.9.	Tax Allocations.

(a)
For each Fiscal Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member’s Capital Account for the current and prior fiscal years (or relevant portions thereof).  Allocations under this Section 5.9 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Sections and Regulations.  Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).  The Manager shall make all allocations taking into account the Members’ Capital Accounts on the first day of the fiscal year and distributive shares of Net Profit, Net Loss and special allocations for such year, any entry of new Members, any Distributions by the Master Portfolio, and the difference between income for tax purposes and profitability for Master Portfolio purposes so as to, as closely as reasonably possible, have the tax allocations correspond to the allocations made for “book purposes” under this Agreement.  In the sole discretion of the Manager, the Master Portfolio may aggregate realized gains and losses for this purpose in any manner permitted by Treas. Reg. § 1.704-3.

(b)
In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Master Portfolio shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Master Portfolio for federal income tax purposes and the fair market value of such property credited to the Capital Account of the contributing Member.  In the event that the fair market value of Master Portfolio property varies from the Master Portfolio’s adjusted tax basis at the time of admission of a new Member, withdrawal of a Member, or contribution of additional Capital, subsequent tax allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and such fair market value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(c)
If any Member shall partially or completely withdraw from the Master Portfolio under any provision of this Agreement as of the end of an Fiscal Period (including by reason of death or due to repurchase by the Master Portfolio), and if such Member’s Capital Account as of the end of that Fiscal Period (after taking into account any allocations and other adjustments under this agreement, other than the withdrawal itself, through the end of such Fiscal Period) differs from its adjusted income tax basis in its withdrawn portion of the Capital Account in the Master Portfolio, then, for income tax purposes, the Manager shall have the discretion to make a supplemental allocation of the Master Portfolio’s items of taxable income and gain (if such Capital Account exceeds tax basis) or loss and deduction (if tax basis exceeds such Capital Account) for such Fiscal Period to the withdrawing Member in an amount not to exceed the amount necessary to equalize such Capital Account and income tax basis immediately after such allocation but before the withdrawal or otherwise reduce any discrepancy between amounts previously allocated to such Member’s Capital Account and amounts previously allocated to such Member for federal income tax purposes.

Section 5.10.	Distributions.

The Board, in its sole discretion, may authorize the Master Portfolio to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with the Members’ Investment Percentages. Notwithstanding the foregoing or any other provision contained in this Agreement, the Portfolio, and the Board, shall not be required to make a distribution to a Member in respect of its Interests if such distribution would violate the Delaware Act or other applicable law.

Section 5.11.	Withholding.

(a)
The Board shall withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes due under applicable law with respect to any Member to the extent required by the Code or any other applicable law.  Such withholding shall, to the extent necessary, apply with respect to distributions made to a Member (including distributions pursuant to a repurchase offer) and/or with respect to items of income allocable to such Member.

(b)
For purposes of this Agreement, any taxes so withheld by the Master Portfolio, or withheld by any other person, with respect to any Member shall be deemed to be a distribution or payment to such Member pursuant to this Agreement, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member.  If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s Interest shall pay to the Master Portfolio as a contribution to the capital of the Master Portfolio, upon demand of the Board, the amount of such excess.  Any excess withholding with respect to a Member shall be credited to such Member’s Capital Account or refunded to such Member.

(c)
The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption.  To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents.  Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Master Portfolio and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

Article VI.
DISSOLUTION AND LIQUIDATION

Section 6.1.	Dissolution.

The Master Portfolio shall be dissolved:

(a)	upon the affirmative vote to dissolve the Master Portfolio by: (i) the Board or (ii) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members;

(b)
upon the failure of the Members to elect a successor Director at a meeting called by Manager in accordance with Section 2.6 hereof when no Director remains to continue the business of the Master Portfolio; or

(c)	as required by operation of law.

Dissolution of the Master Portfolio shall be effective on the later of the day on which the event giving rise to the dissolution shall occur, but the Master Portfolio shall not terminate until the assets of the Master Portfolio have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

Section 6.2.	Liquidation of Assets.

(a)
Upon the dissolution of the Master Portfolio as provided in Section 6.1 hereof, the Board shall promptly appoint the Board or Manager as the liquidator and the Board or Manager shall liquidate the business and administrative affairs of the Master Portfolio, except that if the Board does not appoint the Manager as the liquidator or the Board is unable to perform this function, another liquidator will be elected by the Board.  Net Profits and Net Losses during the period of liquidation shall be allocated pursuant to Section 5.4 hereof.  The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board or other liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

(i)
the debts, liabilities and obligations of the Master Portfolio, other than debts to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Master Portfolio’s assets to the Members has been completed, shall first be paid on a proportionate basis;

(ii)	such debts, liabilities or obligations as are owing to the Members shall next be paid in their order of seniority and on a proportionate basis; and

(iii)
the Members shall next be paid on a proportionate basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members’ Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2.

(b)
Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Master Portfolio, the Board or other liquidator may distribute ratably in kind any assets of the Master Portfolio; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profits or Net Losses for the Fiscal Period ending on the date of such distribution.

Article VII.
ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

Section 7.1.	Accounting and Reports.

(a)
The Master Portfolio shall adopt for tax accounting purposes any accounting method permitted by the Code and the Treasury Regulations thereunder that the Board shall decide in its sole discretion is in the best interests of the Master Portfolio.  The Master Portfolio’s accounts shall be maintained in U.S. currency.

(b)
After the end of each Taxable Year, the Master Portfolio shall furnish to each Member such information regarding the operation of the Master Portfolio and such Member’s Interest as is necessary for Members to complete U.S. federal and state income tax or information returns and any other tax information required by U.S. federal and state law.

(c)
Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1 is being made, the Master Portfolio shall furnish to each Member an unaudited semi-annual report and an audited annual report containing the information required by such Act.  The Master Portfolio shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles.  The Master Portfolio may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

Section 7.2.	Determinations by the Board of Directors.

(a)
All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Members.

(b)
The Board may make such adjustments to the computation of Net Profits or Net Losses, and the allocation thereof to a Member’s Capital Account, or any components comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Master Portfolio and the intended allocation thereof among the Members.

Section 7.3.	Valuation of Assets.

(a)	Valuation of Securities, Investment Vehicles and other assets shall be made by the Board in accordance with the requirements of the 1940 Act and the valuation procedures adopted by the Board.

(b)
The value of Securities, Investment Vehicles and other assets of the Master Portfolio and the net worth of the Master Portfolio as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

Article VIII.
MISCELLANEOUS PROVISIONS

Section 8.1.	Amendment of Limited Liability Company Agreement.

(a)
Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act) without the Members approval; and (ii) the approval of the Board and the Members if required by the 1940 Act or as stated below in Section 8.1(b).

(b)	Any amendment that would:

(i)	increase the obligation of a Member to make any contribution to the capital of the Master Portfolio;

(ii)	reduce the Capital Account of a Member other than in accordance with Article V; or

(iii)	modify the events causing the dissolution of the Master Portfolio;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender its entire Interest for repurchase by the Master Portfolio.

(c)	The power of the Board to amend this Agreement at any time without the consent of the other Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

(i)	restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(ii)
amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

(iii)
amend this Agreement to make such changes as may be necessary or advisable to ensure that the Master Portfolio will not be treated as an association or a publicly traded partnership taxable as a corporation as defined in Section 7704(b) of the Code for U.S. federal income tax purposes.

(d)
The Board shall cause written notice to be given of any amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text of the amendment thereof will be furnished to any Member upon request.

Section 8.2.	Special Power of Attorney.

(a)
Each Member hereby irrevocably makes, constitutes and appoints each Director, acting severally, and any liquidator of the Master Portfolio’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(i)	any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(ii)	any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Master Portfolio; and

(iii)
all such other instruments, documents and certificates that, in the opinion of legal counsel to the Master Portfolio, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Master Portfolio shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Master Portfolio as a limited liability company under the Delaware Act.

(b)
Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Master Portfolio without such Member’s consent.  If an amendment to the Certificate or this Agreement or any action by or with respect to the Master Portfolio is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.  Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Master Portfolio.

(c)	This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Directors and as such:

(i)
shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Master Portfolio or Board shall have had notice thereof; and

(ii)
shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member’s Interest, except that where the transferee thereof has been approved by the Board for admission to the Master Portfolio as a substituted Member or upon the withdrawal of a Member from the Master Portfolio pursuant to a periodic tender, this power-of-attorney given by the transferor shall survive the delivery of such assignment or withdrawal for the sole purpose of enabling the Board to execute, acknowledge and file any instrument necessary to effect such substitution or withdrawal.

Section 8.3.	Notices.

Notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, or if to the Board or the Manager, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Master Portfolio.  Notices shall be deemed to have been provided, when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier.  A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

Section 8.4.	Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

Section 8.5.	Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Master Portfolio’s business and of the rights, privileges and obligations of the Members.  Each provision of this Agreement shall be subject to, and interpreted in a manner consistent with the applicable provisions of, the 1940 Act and the Form N-2.

Section 8.6.	Choice of Law; Arbitration.

(a)
Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

(b)
To the extent such action is consistent with the provisions of the 1940 Act and any other applicable law, except as provided in Section 8.11(b) of this Agreement, each Member agrees to submit all controversies arising between or among Members or one or more Members and the Master Portfolio in connection with the Master Portfolio or its businesses or concerning any transaction, dispute or the construction, performance or breach of this Agreement or any other agreement relating to the Master Portfolio, whether entered into prior to, on or subsequent to the date of this Agreement, to arbitration in accordance with the provisions set out in this Section 8.6.  EACH MEMBER UNDERSTANDS THAT ARBITRATION IS FINAL AND BINDING ON THE MEMBERS AND THAT THE MEMBERS IN EXECUTING THIS AGREEMENT ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

(c)
Controversies will be finally settled by, and only by, arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) to the fullest extent permitted by law.  The place of arbitration will be New York, New York.   Any arbitration under this Section 8.6 will be conducted before a panel of three arbitrators.  The Member or Members initiating arbitration under this Section 8.6 will appoint one arbitrator in the demand for arbitration.  The Member or Members against whom or which arbitration is sought will jointly appoint one arbitrator within 30 business days after notice from the AAA of the filing of the demand for arbitration.  The two arbitrators nominated by the Members will attempt to agree on a third arbitrator within 30 business days of the appointment of the second arbitrator.  If the two arbitrators fail to agree on the third arbitrator within the 30-day period, then the AAA will appoint the third arbitrator within 30 business days following the expiration of the 30-day period.  Any award rendered by the arbitrators will be final and binding on the Members, and judgment upon the award may be entered in the supreme court of the state of New York and/or the U.S. District Court for the Southern District of New York, or any other court having jurisdiction over the award or having jurisdiction over the Members or their assets.  The arbitration agreement contained in this Section 8.6 will not be construed to deprive any court of its jurisdiction to grant provisional relief (including by injunction or order of attachment) in aid of arbitration proceedings or enforcement of an award.  In the event of arbitration as provided in this Section 8.6, the arbitrators will be governed by and will apply the substantive (but not procedural) law of Delaware, to the exclusion of the principles of the conflicts of law of Delaware.  The arbitration will be conducted in accordance with the procedures set out in the commercial arbitration rules of the AAA.  If those rules are silent with respect to a particular matter, the procedure will be as agreed by the Members, or in the absence of agreement among or between the Members, as established by the arbitrators.  Notwithstanding any other provision of this Agreement, this Section 8.6(c) will be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. (S) 5701 et seq.) (the “Delaware Arbitration Act”).  If, nevertheless, it is determined by a court of competent jurisdiction that any provision or wording of this Section 8.6(c), including any rules of the AAA, are invalid or unenforceable under the Delaware Arbitration Act or other applicable law, such invalidity will not invalidate all of this Section 8.6(c).  In that case, this Section 8.6(c) will be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 8.6(c) will be construed to omit such invalid or unenforceable provision.

Section 8.7.	Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Directors, the Manager and the Master Portfolio.  This Agreement is not intended for the benefit of non-member creditors and no rights are granted to non-Member creditors under this Agreement.

Section 8.8.	Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement (including minutes of any meeting) shall be in writing and a signed copy thereof shall be filed and kept with the books of the Master Portfolio.

Section 8.9.	Merger and Consolidation.

(a)
The Master Portfolio may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation or may sell, lease or exchange all or substantially all of the Master Portfolio property, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Board. Unless otherwise required by applicable law, the Board alone may approve, and Member approval shall not be required for, any merger or consolidation of the Master Portfolio or any sale, lease or exchange of Master Portfolio property, if such action would not have the effect of (i) increasing the obligation of a Member to make any contribution to the capital of the Master Portfolio, (ii) reducing the Capital Account of a Member other than in accordance with Article V hereof, or (iii) modifying the events causing the dissolution of the Master Portfolio.

(b)
Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved by the Board, to the extent permitted by Section 18-209(f) of the Delaware Act, may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Master Portfolio if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

Section 8.10.	Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

Section 8.11.	Confidentiality.

(a)
A Member may obtain from the Master Portfolio such information regarding the affairs of the Master Portfolio as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board.

(b)
Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be withheld in its sole discretion.

(c)
Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Master Portfolio.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Master Portfolio may be entitled, such Members shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.  In the event that any non-breaching Member or the Master Portfolio determines that any of the other Members or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

Section 8.12.	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

Section 8.13.	Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Master Portfolio to prepare and file, a U.S. federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each Taxable Year of the Master Portfolio.

Section 8.14.	Tax Matters Partner.

(a)
The Manager shall be designated on the Master Portfolio’s annual federal income tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Master Portfolio for purposes of Section 6231(a)(7) of the Code.  In the event the Manager cannot act as Tax Matters Partner, another Member shall be so designated.  Should any Member other than the Manager be designated as the Tax Matters Partner for the Master Portfolio pursuant to Section 6231(a)(7) of the Code, it shall, and each Member hereby does, to the fullest extent permitted by law, delegate to the Manager all of its rights, powers and authority to act as such Tax Matters Partner and hereby constitutes and appoints the Manager as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge and file any and all reports, responses and notices, and to do any and all things required or advisable, in the Manager’s judgment, to be done by such a Tax Matters Partner.  Any Member designated as the Tax Matters Partner for the Master Portfolio under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Master Portfolio from any and all liabilities and obligations that arise from or by reason of such designation.

(b)
Each person (for purposes of this Section 8.14(b), called a “Pass-Thru Partner”) that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Master Portfolio holding such interests through such Pass-Thru Partner.  In the event the Master Portfolio shall be the subject of an income tax audit by any federal, state or local authority, to the extent the Master Portfolio is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Master Portfolio and each Member thereof.  All expenses incurred by the Master Portfolio or the Tax Matters Partner in connection with any such audit, investigation, settlement or review shall be borne by the Master Portfolio.

Section 8.15.	Section 754 Election; Mandatory Basis Adjustments; Partner Information.

(a)
In the event of a distribution of Master Portfolio property to a Member or an assignment or other Transfer of all or part of the Interest of a Member in the Master Portfolio, at the request of a Member, the Manager, in its discretion, may cause the Master Portfolio to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Master Portfolio property as provided by Sections 734 and 743 of the Code.

(b)
In connection with a repurchase of a Member’s Interest or a distribution to a Member, such Member shall, at the request of the Manager, provide the Master Portfolio with any information necessary to enable the Manager to determine the adjusted U.S. federal income tax basis of such Member’s Interest immediately prior to such repurchase or distribution.  Each Member agrees to provide to the Master Portfolio any other information as may be required for the Master Portfolio to comply with any tax accounting and reporting obligations.

(c)
In connection with any Transfer of an Interest, the transferee shall provide the Master Portfolio, within 30 days after such Transfer, with the written notice described in Section 3 of Notice 2005-32, 2005-16 I.R.B. 895 (or any successor regulation or administrative pronouncement).

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MANAGER:

GENSPRING FAMILY OFFICES, LLC

By:
Name:
Title:

MEMBERS:

GROWTH CAPITAL PORTFOLIO, LLC
By: GenSpring Family Offices, LLC

By:
Name:
Title:

GROWTH CAPITAL CAYMAN PORTFOLIO LDC
By: Growth Capital TEI Portfolio, LLC

By:
Name:
Title: